UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2010

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano

Camarillo, California 93012

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (805) 388-3700

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 5, 2010, Mr. Green and the Company entered into a Resignation and Separation Agreement and General Release of Claims (the “Resignation Agreement”).  Pursuant to the terms of the Resignation Agreement the Company agreed to pay Mr. Green (i) six months and three weeks of severance pay in the amount of $122,692, (ii) an additional $15,000 and (iii) full COBRA premiums for Mr. Green and his eligible dependents for up to twelve months for coverage under the same benefit option in which he and his eligible dependents were enrolled as of the day before his termination date and Mr. Green agreed to (i) cooperate with and assist the Company with respect to any pending or future litigation, disputed claims or other matters, including without limitation, by truthfully testifying, as may be reasonably requested from time to time by the Company and (ii) release all claim against the Company, including all claims with respect to stock options and restricted stock options previously granted to him.  The Resignation Agreement contains other standard terms and conditions, including a seven-day period in which Mr. Green has the right to revoke the Resignation Agreement.

The Company will file the Resignation Agreement with its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2010.  The description of the terms of the Resignation Agreement are qualified by reference to such filed agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2010

VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/Richard C. Yonker
Richard C. Yonker
Chief Financial Officer